Exhibit 10.35

RESTRICTED STOCK UNIT AWARD AGREEMENT

RECITALS

A.    The Corporation has implemented the Plan as an equity incentive program to encourage key employees and officers of the Corporation and the non-employee members of the Board to remain in the employ or service of the Corporation by providing them with an opportunity to acquire a proprietary interest in the success of the Corporation.

B.    Participant is to render valuable services to the Corporation (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Class A Common Stock to Participant under the Plan.

C.    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.    Grant of Restricted Stock Units. The Corporation hereby awards to Participant, as of the Award Date, restricted stock units under the Plan. The number of shares of Class A Common Stock underlying the awarded restricted stock units and the applicable performance vesting requirement for those units and the underlying shares are set forth in the Award Summary below. The remaining terms and conditions governing the Award, including the applicable service vesting requirements, are set forth in the remainder of this Agreement.

AWARD SUMMARY

Participant:	<NAME>
Award Date:	<AWARD_DATE>
Number of Shares Subject to Award:	<SHARES> shares of Class A Common Stock (the “Shares”)

Vesting Provisions:
Performance Vesting: None of the Shares subject to this Award shall vest, and this Award shall terminate in its entirety, should the Corporation fail to attain the Performance Goal specified in attached Schedule I for the applicable Performance Period.

Service Vesting: If such Performance Goal is attained, then the number of Shares in which Participant may vest hereunder shall be determined in accordance with the service vesting provisions of Paragraph 3.

Accelerated Vesting: The Shares subject to this Award shall be subject to accelerated vesting pursuant to the provisions of Paragraph 5.

2.    Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the restricted stock units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death shall be transferred to Participant’s designated beneficiary or beneficiaries of this Award to the extent such designation is valid under applicable law or, in the absence of such designated beneficiaries (including by reason of their death), pursuant to the provisions of Participant’s will or the laws of inheritance. Participant may make a beneficiary designation with respect to this Award at any time by filing the appropriate form with the Plan Administrator or its designee in a form and manner acceptable to the Company and permitted by the Company. Any transferee must furnish the Company with (i) written notice of his or her status as a transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to the transfer.

3.    Vesting Requirements. The Shares subject to the Award shall initially be unvested and shall vest only in accordance with the vesting provisions of this Paragraph 3 or the special vesting acceleration provisions of Paragraph 5. The actual number of Shares in which Participant shall vest under this Paragraph 3 shall be determined as follows:

(a)    Performance Vesting: Within seventy-five (75) days following the completion of the Performance Period, the Plan Administrator shall, on the basis of the Corporation’s audited financial statements for the fiscal year coincident with such Performance Period, determine whether the Performance Goal for that period has been attained. If the Performance Goal has not been attained, then the restricted stock units hereby awarded shall be immediately cancelled, and Participant shall thereupon cease to have any right or entitlement to receive any of the Shares underlying those cancelled units. Should the Plan Administrator determine and certify, on the basis of such audited financial statements, that the Performance Goal for the Performance Period has been attained, then the Shares subject to this Award shall be re-designated as Performance Shares, and the number of those Performance Shares in which Participant may vest shall be dependent upon his or her completion of the Service vesting requirements set forth below.

(b)    Service Vesting: Participant shall vest in the Performance Shares as follows: ____________________________________________________________________.

(c)    Service-Vesting Credit. Should (A) Participant’s Service terminate prior to the completion of the Service-vesting schedule set forth in Paragraph 3(b) by reason of (i) an involuntary termination of his employment by the Corporation other than for Cause, (ii) Participant’s death or Disability or (iii) Participant’s resignation for Good Reason, (B) except in the case of Participant’s Service terminating due to death or Disability, Participant execute and deliver on a timely basis the general release required pursuant to Section 7 of the 2014 Employment

Agreement, and (C) such release become effective and enforceable following the expiration of any applicable revocation period, then Participant shall receive additional Service-vesting credit upon such termination. Such Service-vesting credit shall be twelve (12) months. The Performance Shares that vest by reason of such Service-vesting credit shall be issued in accordance with the applicable provisions of Paragraph 7 of this Agreement. In no event, however, shall Participant vest in any of the Shares subject to this Award, if the Corporation fails to attain the Performance Goal specified in attached Schedule I for the applicable Performance Period.

(d)    Other Cessation of Service. Except as otherwise provided in Paragraph 3(c) above, Participant shall not vest in any additional Performance Shares following his or her cessation of Service. Accordingly, upon such cessation of Service, the Award will, except to the extent otherwise provided in Paragraph 3(c), be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units and those Shares shall cease to be subject to this Award.

4.    Stockholder Rights and Dividend Equivalents

(a)    The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.

(b)    Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable other than in shares of Class A Common Stock, be declared and paid on the Corporation’s outstanding Class A Common Stock in one or more calendar years during which Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares had such Shares been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest in one or more installments hereunder, the phantom dividend equivalents credited to those Shares in the book account shall vest, and those vested phantom dividend equivalents shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) concurrently with the issuance of the vested Shares to which they relate. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution. In no event shall any phantom dividend equivalents vest or become distributable unless the Shares to which they relate vest in accordance with the terms of this Agreement.

5.    Change in Control. Should a Change in Control be effected during the period of Participant’s Service and at a time when one or more unvested Shares remain subject to this Award, then Participant shall, immediately prior to the closing of that Change in Control transaction, vest in all those unvested Shares. The Shares that so vest shall be converted into the right to receive for each such Share the same consideration per share of Class A Common Stock payable to the other holders of such Class A Common Stock in consummation of the Change in Control and distributed at the same time as such stockholder payments, but in no event shall such distribution to Participant be completed later than seventy-four (74) days following the effective date of that Change in Control. Each distribution made under this Paragraph 5 shall be subject to the Corporation’s collection of the applicable Withholding Taxes. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. For the avoidance of doubt, a Change in Control shall only be considered effected, closed or consummated when the underlying transaction or event is completed and not when shareholder approval or another intermediate step relating to the Change in Control occurs.

6.    Adjustment in Shares. Should any change be made to the Class A Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Class A Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Class A Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive. However, in the event of a Change of Control, the adjustments (if any) shall be made in accordance with the applicable provisions of Section 13.8 of the Plan governing Change of Control transactions. Notwithstanding the above, the conversion of any convertible securities of the Corporation shall not be deemed to have been effected without the Corporation’s receipt of consideration.

7.    Issuance of Shares of Common Stock.

(a)    The Performance Shares in which Participant vests pursuant to the provisions of Paragraph 3 shall be issued in accordance with the following provisions:

(i)    Except as otherwise provided in subparagraph (iii) below, the first _____________ (___) of the Performance Shares shall be issued following the completion of the Performance Period as soon as administratively practicable following the Plan Administrator’s determination and certification, based on the Corporation’s audited financial statements for the fiscal year coincident with the Performance Period, that the Performance Goal for that period has been attained, but such issuance shall in no event be effected later than the fifteenth (15th) day of the 3rd month after the completion of the Performance Period.

(ii)    Except as otherwise provided in subparagraph (iv) below, the Performance Shares subject to each subsequent installment in which Participant vests on the basis of his or her continued Service shall be issued on the applicable vesting date for that installment or as soon thereafter as administratively practicable. In no event shall any Performance Shares which so vest be issued later than seventy-four (74) days after the particular vesting date for those shares.

(iii)    Should Participant’s Service terminate under circumstances entitling Participant to a Service-vesting credit under Paragraph 3(c) of this Agreement, with respect to the first _____________ (___) of the Performance Shares, then any such Performance Shares in which Participant subsequently vests upon the attainment of the Performance Goal shall be issued to Participant, subject to Participant’s timely satisfaction of the applicable general release requirements of the 2014 Employment Agreement and not revoking such general release, as soon as reasonably practicable after the completion date of the Performance Period, but in no event later than the fifteenth (15th) day of the 3rd month after the completion of the Performance Period.

(iv)    Should Participant’s Service terminate under circumstances entitling Participant to a Service-vesting credit under Paragraph 3(c) of this Agreement with respect to a subsequent installment of Performance Shares, then those Performance Shares shall be issued on the third business day, within the seventy (70)-day period measured from the date of Participant’s termination from Service, on which the general release required of Participant under Participant’s 2014 Employment Agreement is effective and enforceable following the expiration of the applicable maximum review/delivery/return and revocation periods to which Participant is entitled under the 2014 Employment Agreement and the terms of the general release attached thereto. Should Participant be entitled to such service-vesting credit under Paragraph 3(c) due to termination on account of death or Disability, the Performance Shares shall be issued within the seventy (70)-day period measured from the date of Participant’s termination of Service and, in the case of Disability, to the extent required by Code Section 409A, at the same time as they would have been issued for an involuntary termination of his employment by the Corporation other than for Cause in accordance with the immediately preceding sentence.

(v)    The phantom dividend equivalents credited to Participant’s book account under Paragraph 4(b) shall be distributed concurrently with the issuance of the vested Performance Shares to which they relate.

(vi)    Except as otherwise provided in Paragraph 5, no Shares shall be issued prior to the completion of the Performance Period.

(b)    The Corporation shall collect the Withholding Taxes with respect to each distribution of phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.

(c)    The Corporation shall collect the applicable Withholding Taxes with respect to all Shares which vest pursuant to the provisions of this Agreement through the following automatic share withholding method.

-    On the applicable issuance date, the Corporation shall withhold, from the vested Shares otherwise issuable to Participant at that time, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes; provided, however, that the number of Shares which the Corporation shall be required to so withhold shall not exceed in Fair Market Value (other than by reason of the rounding up of any fractional share to the next whole share) the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant hereby expressly authorizes the Corporation to withhold any such additional fractional share that is needed to round up the share withholding to the next whole Share, with the Fair Market Value of that additional fractional share to be added to the amount of taxes withheld by the Corporation from his or her wages for the calendar year in which the issuance date occurs, and to report that additional tax withholding as part of his or her W-2 tax withholdings for such year.

(d)    Except as otherwise provided in Paragraph 5 or this Paragraph 7, the settlement of all restricted stock units which vest under the Award shall be made solely in shares of Class A Common Stock. No fractional share of Class A Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Class A Common Stock.

8.    Compliance with Laws and Regulations. The issuance of shares of Class A Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

9.    Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most recent address then on file for Participant in the Corporation’s Human Resources Department. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10.    Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant and the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

11.    Code Section 409A

(a)    It is the intention of the parties that the provisions of this Agreement shall comply, to the maximum extent possible, with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4) and the requirements of the involuntary separation pay plan exception of Treasury Regulations Section 1.409A-1(b)(9). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A and the Treasury Regulations applicable to such exceptions, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to those exceptions.

(b)    However, to the extent this Agreement should be deemed to create a deferred compensation arrangement subject to the requirements of Code Section 409A, then the following provisions shall apply, notwithstanding anything to the contrary set forth herein:

-    No shares of Class A Common Stock or other amounts which become issuable or distributable under this Agreement by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant until the date of Participant’s Separation from Service and otherwise subject to the timing rules set forth in Paragraph 7(a)(iv), but instead measured from the date of such Separation from Service rather than termination of Service, unless a delayed commencement date is otherwise required pursuant to the following paragraph.

-    No shares of Class A Common Stock or other amounts which become issuable or distributable under this Agreement by reason of Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

-    No amounts that vest and become payable under Paragraph 5 of this Agreement by reason of a Change in Control shall be distributed to the Participant at the time of such Change in Control, unless that transaction also qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation under Code Section 409A (“Qualifying Change in Control”). In the absence of such a Qualifying Change in Control, the distribution of those amounts shall be made upon the date set forth in Paragraph 7(a)(i) with respect to the first _____________ (___) of the Performance Shares and, with respect to subsequent installments, upon the earlier of (i) the date of Participant’s Separation from Service (payable within seventy (70) days thereafter) or (ii) the date on which each Share installment to which those amounts relate would have been issued in accordance with the provisions of Paragraph 7(a)(ii) of this Agreement, as applicable, subject, however, to any delayed commencement date otherwise required pursuant to the preceding paragraph.

-    In no event shall Participant have the right to determine the calendar year in which any such issuance or distribution is to occur.

-    Participant’s right to a series of Share installments pursuant to the terms of this Award or a series of installment distributions of any other amounts to which Participant may become entitled hereunder shall in each instance be treated as a right to a series of separate payments.

12.    Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

13.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona without resort to that State’s conflict-of-laws rules.

14.    Proprietary Information and Intellectual Property Agreement. Participant accepts and agrees to comply with the terms of his Proprietary Information and Intellectual Property Agreement (“PIIPA”), attached as Appendix A to Participant’s 2014 Employment Agreement and incorporated herein by reference.

15.    Participant Acceptance. Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Corporation or through a written acceptance delivered to the Corporation in a form satisfactory to the Corporation. In no event shall any shares of Class A Common Stock be issued under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

APOLLO EDUCATION GROUP, INC.

By:
Title:
PARTICIPANT:

_____________________________________

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.    Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B.    Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

C.    Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.    Board shall mean the Corporation’s Board of Directors.

E.    Cause shall have the meaning assigned to such term in Section 6(b) of Participant’s 2014 Employment Agreement, as in effect on the Award Date.

F.    Change in Control shall have the meaning assigned to such term in Section 3.1(e) of the Plan.

G.    Code shall mean the Internal Revenue Code of 1986, as amended.

H.    Class A Common Stock shall mean shares of the Corporation’s Class A common stock.

I.    Corporation shall mean Apollo Education Group, Inc., an Arizona corporation, and any successor corporation to Apollo Education Group, Inc. which shall by appropriate action adopt the Plan.

J.    Disability shall have the meaning assigned to such term in Section 6(d) of Participant’s 2014 Employment Agreement, as in effect on the Award Date.

K.    Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

L.    Fair Market Value per share of Class A Common Stock on any relevant date shall be the closing price per share of such Class A Common Stock on the date in question on the Stock Exchange serving as the primary market for the Class A Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Class A Common Stock is then primarily traded. If there is no closing selling price for the Class A Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists.

M.    Good Reason shall have the meaning assigned to such term in Section 6(c) of Participant’s 2014 Employment Agreement, as in effect on the Award Date.

N.    1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

O.    Participant shall mean the person to whom the Award is made pursuant to the Agreement.

P.    Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Q.    Performance Goal shall mean the performance goal specified in Schedule I to this Agreement.

R.    Performance Period shall mean the period specified on attached Schedule I to this Agreement over which the attainment of the Performance Goal is to be measured.

S.    Performance Shares shall mean the Shares in which Participant can vest under this Agreement if the Performance Goal is attained.

T.    Plan shall mean the Corporation’s 2000 Stock Incentive Plan, as amended or restated from time to time.

U.    Plan Administrator shall mean the Compensation Committee of the Board acting in its capacity as administrator of the Plan.

V.    Separation from Service shall mean Participant’s cessation of Employee status by reason of death, retirement or termination of employment. Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months. Any such determination as to Separation from Service shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

W.    Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in an Employee capacity for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant renders services in an Employee capacity ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

X.    Shares shall mean the shares of Class A Common Stock which may vest and become issuable under the Award pursuant to the terms of this Agreement.

Y.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

Z.    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

AA.    2014 Employment Agreement shall mean the Amended and Restated Employment Agreement between the Corporation and Participant dated June 5, 2014.

BB.    Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting and issuance of the shares of Common Stock which vest under of the Award and any phantom dividend equivalents distributed with respect to those shares.

SCHEDULE I
PERFORMANCE PERIOD AND PERFORMANCE GOAL
The Performance Period shall be coincident with the Corporation’s ____ fiscal year and shall accordingly commence on _________________and end on __________________.

SPECIFY PERFORMANCE GOAL

Schedule I-1